Exhibit 99.6

Consent of Centerview Partners LLC

The Transaction Committee of the Board of Directors

Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

The Transaction Committee of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated April 29, 2018, to the Transaction Committee of the Board of Directors (“Sprint independent committee”) of Sprint Corporation (“Sprint”), as Annex M to, and reference to such opinion letter under the headings “Summary—Opinions of Sprint’s Financial Advisors—Opinion of Centerview Partners LLC to the Sprint Independent Committee”, “The Merger Transactions—Background of the Merger Transactions”, “The Merger Transactions—Sprint’s Reasons for the Merger and Recommendation of the Sprint Board of Directors” and “The Merger Transactions—Opinions of Sprint’s Financial Advisors—Opinion of Centerview to the Sprint Independent Committee” in the joint consent solicitation statement/prospectus relating to the proposed transaction involving Sprint and T-Mobile US, Inc. (“T-Mobile”), which joint consent solicitation statement/prospectus forms a part of amendment no. 2 to the registration statement on Form S-4 of T-Mobile (the “Registration Statement”). In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, CENTERVIEW PARTNERS LLC

By:	/s/ Centerview Partners LLC

October 19, 2018